EXHIBIT 99.1

Fifth Street Finance Corp. Declares Monthly Dividends of 8.33 Cents Per Share

WHITE PLAINS, NY, Feb. 6, 2014 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NASDAQ:FSC) ("FSC") today announced that its Board of Directors declared monthly dividends for June through August of 2014.

The following table reflects the per share dividends which the Board of Directors declared on February 6, 2014:

Record Date	Payment Date	Amount
June 16, 2014	June 30, 2014	$0.0833
July 15, 2014	July 31, 2014	$0.0833
August 15, 2014	August 29, 2014	$0.0833

FSC's amended dividend reinvestment plan ("DRIP") provides for reinvestment of dividends, unless stockholders elect to receive cash.  As a result, if FSC's Board of Directors declares a cash dividend, FSC's stockholders whose shares are registered in their name and who have not "opted out" of FSC's DRIP will have their cash dividends automatically reinvested in additional shares of FSC common stock, rather than receiving cash dividends.  FSC provides up to a 5% discount on newly-issued shares purchased through the DRIP (provided that shares are not issued at less than net asset value per share).  If you are a FSC stockholder and your shares of FSC common stock are held through a brokerage firm or other financial intermediary and you wish to participate in the DRIP, please contact your broker or other financial intermediary.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors.  The company originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments.  The company's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.  The company has elected to be regulated as a business development company and is externally managed by Fifth Street Management LLC.  Named 2013 "Lender Firm of the Year" by The M&A Advisor, Fifth Street Management is an SEC-registered investment adviser and leading alternative asset manager with over $3 billion in assets under management.  With a track record of more than 15 years, Fifth Street's nationally recognized platform has the ability to hold loans up to $150 million, commit up to $250 million and structure and syndicate transactions up to $500 million.  FSC's website can be found at fsc.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as "believes," "expects," "estimates," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Dean Choksi, Executive Director of Finance &
         Head of Investor Relations
         (914) 286-6855
         dchoksi@fifthstreetfinance.com

         Media Contact:
         Nick Rust
         Prosek Partners
         (212) 279-3115 ext. 252
         pro-fifthstreet@prosek.com